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                         [ILLINOIS POWER COMPANY LOGO]

                             ILLINOIS POWER COMPANY
                             500 SOUTH 27TH STREET
                            DECATUR, ILLINOIS 62525

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
          TO BE HELD                     ,                     , 1998

TO SHAREHOLDERS OF
ILLINOIS POWER COMPANY

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Illinois Power Company ("IPC") will be held at its principal office, 500 South 27th
Street, Decatur, Illinois 62525 on                     ,                     ,
1998 at 4:30 p.m., New York City time, for the following purposes:

        1. To approve an amendment to Illinois Power Company's Amended and Restated Articles of Incorporation to remove the limitation on the issuance or assumption of unsecured indebtedness; and

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of IPC has fixed the close of business on
                    , 1998 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED LETTER OF TRANSMITTAL AND PROXY AND/OR SEPARATE PROXY, AS APPROPRIATE, AND RETURN IT IMMEDIATELY TO THE DEPOSITARY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. SEE THE OFFER TO PURCHASE AND PROXY STATEMENT ENCLOSED HEREWITH FOR FURTHER INSTRUCTIONS.

     By order of the Board of Directors,

                                          ILLINOIS POWER COMPANY

                                          --------------------------------------
                                          By: Leah Manning Stetzner,
                                            General Counsel and Corporate
                                              Secretary